Exhibit 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
January 24, 2008
4:00 p.m. EST

Operator: Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corp. fourth quarter 2007 earnings conference call and Web cast.

At this time, I would like to inform you that this conference call is being recorded, and that all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers following the presentations.

I will now turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.

Valda Colbart: Good afternoon, everyone. I would like to remind you that this conference call is being broadcast live over the Internet, and will also be archived and available at our Web site, www.rurbanfinancial.net, until February 14th, 2008.

Joining me on today’s call are Ken Joyce, President and CEO of Rurban Financial Corp.; Duane Sinn, our Chief Financial Officer; Mark Klein, our President and CEO of the State Bank and Trust Company; and Hank Thiemann, President of RDSI.

Before we get started, I’d like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban's anticipated future performance are forward looking and, therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions, or capital market conditions, and other factors set forth in the company's filings with the Securities and Exchange Commission.

I will now turn the call over to Ken Joyce, President and CEO. Ken…

Ken Joyce: Well, thank you, Valda and welcome to the fourth quarter 2007 Web cast for Rurban Financial Corp. We appreciate you taking the time to listen in as we discuss the financial progress of your company.

Joining me today is Duane Sinn, our Chief Financial Officer, and Hank Thiemann, the President of RDSI, who will be providing an update on RDSI’s progress. Also with us today is Mark Klein, President of State Bank and Trust, who is available for any questions relative to our banking operation.

We are pleased to report continuing progress in the profitability of both our business segments, banking, and data and item processing. At the consolidated level, we are just $906,000 for the fourth quarter and $3.3 million for the year. This represents improvement of 28 percent over the fourth quarter a year ago, and a year-over-year improvement of 18 percent over the full year of 2006.

Our financial performance has further to go, but we continue to make progress, as evidenced by our fourth quarter ROA of 64 basis points, which is a substantial improvement in the run rate, compared to 59 basis points, which is the average for the year. We are on track to meet the 80 basis point median ROA of our Ohio Bank peers by the fourth quarter of 2008.

Of course, achieving that target depends on the state of the economy and no internal surprises. Our banking progress results from a number of strategies begun in 2006. We have an aggressive commercial lending approach requiring our lenders to be in front of prospects and customers.

In 2007, our lenders made over 4,900 sales calls, up from approximately 3,900 sales calls in 2006. Not only are more sales calls being made, but our lenders are also getting more effective in those calls. Result has been an increase in our loan portfolio of $19.2 million, or 5.2 percent, for the year.

We see this progress continuing into 2008, aided by a new loan production office opened in the Columbus, Ohio market in December of 2007. The lender recruited for Col… the Columbus market entry is well-known to our executive management group and joins us with a successful record of producing quality loans. We will, of course, apply our same loan quality criteria to this new market as we do all of our loans.

Asset quality remains strong. We - we reduced our non-performing assets in the fourth quarter of 2007 by $270,000 relative to the linked quarter. Our non-performing assets stand at 1.1 percent of total assets, which represents an increase from 70 basis points at year-end 2006. As we previously disclosed, the increase in non-performers was due to three commercial credits, which encountered problems in the second quarter, and we reported those credits in that quarter.

We are making progress working out these three and our other non-performing loans, and we expect no significant losses as we currently evaluate this portfolio. For 2007, we had only $248,000 of net charge-offs, which is a $912,000 improvement over 2006.

I’ll now turn the Web cast over to Hank Thiemann, the President of RDSI, to discuss progress and initiatives at RDSI in greater detail. Hank is a veteran of Rurban and brings substantial banking experience to Rurban - to RDSI, rather. Hank’s experience as a banker - and that is to say, sitting on a banker’s chair - is key to understanding the need of RDSI’s client banks. Hank…

Hank Thiemann: Oh, thank you, Ken. First of all, I’m very pleased to be with RDSI during this phase of its growth and expansion. The company has an outstanding team of professionals who all pulled together to make 2007 a record-breaking year.

Our consolidated data processing and item processing company served 117 client banks in 10 states, producing revenue of almost $21 million, 26 percent greater than 2006. Revenue has grown at a compound annual growth rate of 17 percent over the past five years. Net income for RDSI was $2.5 million for 2007, a 19 percent increase over 2006, growing at a five-year compound annual growth rate of over 10 percent.

Our 70 data processing client banks hold a total of $14 billion in assets and 1.2 million accounts. In 2007, RDSI signed 14 new client banks, adding a net of five banks during the year and an additional six banks are scheduled to be converted in the first half of 2008. And this will provide an early 2008 revenue boost for RDSI.

During 2007, 47 of RDSI’s existing clients purchased a total of 162 products to improve their customer service, their product offerings, and their operational efficiency. Also in 2007, we introduced seven new products, bringing our total product menu to over 130. In 2008, we’ve already announced two new additional products, mobile banking and secure e-mail.

During 2007, we completed our unique disaster recovery and business continuity facility, separate from RDSI’s headquarters, to serve as an alternative processing location should an unexpected service disruption take place. This disaster recovery site is state-of-the-art, providing redundant data recording at both our main site and the backup site, and ensuring rapid recovery in the event of a major failure. We run quarterly testing of this facility, and results are provided to all client banks.

RDSI acquired DCM in September 2006. Located in Lansing, Michigan, this item processing operation services 47 client banks and has completed several consolidation and process improvements in 2007. The more significant of these actions were targeted to improving long-term profitability, closing a satellite operation, implementing various hardware and software upgrades, and introducing operating changes that resulted in the elimination of 10 full-time equivalent employees in 2007. These initiatives will position DCM for greater profitability in 2008. There are exciting times ahead for our technology company.

Ken, back to you.

Ken Joyce: Well, thank you, Hank, and congratulations to you and your management team and staff for the continuing success at RDSI. As I have previously mentioned, we, mentioned, we are continuing our review of strategic options for RDSI.

I’ll now turn the Web cast over to Duane Sinn, Rurban’s Chief Financial Officer, who will discuss our financial information in greater detail. Duane…

Duane Sinn: Thank you, Ken and good afternoon. Our fourth quarter and year-to-date results show consistent improvement in virtually all financial benchmarks. Initiatives that we implemented over the past two years have allowed us to enhance our banking franchise value by delivering a higher level of core earnings. 2007 earnings are the result of the organic growth within our banking group.

For RDSI, growth was both organic and from the acquisition of DCM in September 2006. DCM is the item procession company discussed by Hank. DCM’s results were included for the full year in 2007, but only for four months of 2006.

Starting with a few balance sheet highlights at December 31st, 2007, assets were $562 million, a one percent increase over the $556 million reported for 2006 year-end. Total loans were $389.3 million at December 31st, 2007, up $19.2 million, or 5.2 percent. This loan growth was primarily commercial real estate. We continued to reposition our balance sheet throughout 2007 as we liquidated $9.8 million of lower-yielding securities to fund higher-yielding loan growth.

Our newer markets of Fort Wayne, Indiana; Toledo and Lima, Ohio, provided the loan growth during 2007. As we have mentioned in our previous Web cast, we do not have exposure to sub-prime loans or debt obligations. One of the metrics of asset quality is delinquencies, and the bank continues to have stable delinquency on a year-to-year basis, bearing only a few basis points.

Our rigorous underwriting standards continued to pay dividends during this increasingly difficult market. Deposits at December 31st, 2007 were $406 million, down $8.5 million, or 2.1 percent, from year-end 2006. Demand Deposits decreased by $5 million primarily shifting to interest-bearing NOW accounts, savings accounts, and money market accounts, which showed a $10.7 million increase. This combined net increase of $5.7 million was driven by retail deposits, as they increased $5 million, and commercial deposits, increased by $700,000.

The majority of the retail increase was the High Performance Checking account promotion the company started in April of 2007, which has generated $4.5 million in new retail checking account balances at a funding cost of 1.2 percent. The Time Deposit decrease of $14.2 million was due to the planned runoff of $11 million in broker Certificates of Deposits, $1.9 million in business high cost certificates, and a minimal $1.3 million decrease in retail Certificates of Deposits.

During 2007, we have increased our core deposit - excuse me - during 2007, we have increased our core retail deposits while reducing our dependency on non-core funding.

On to the income statement - I will focus on a few key year-to-date and quarterly performance metrics: We reported net income of $3.3 million, or 65 cents per diluted share, for the year, which represents a $496,000, or 18 percent, increase over the $2.8 million reported in 2006. Fourth quarter results were $906,000, or 18 cents per diluted share, a $195,000, or 27 percent, increase over the $710,000 reported in the fourth quarter of 2006. Net interest income for the fourth quarter increased $199,000 to $3.8 million, compared to $3.6 million for the fourth quarter 2006. Our balance sheet restructuring at the end of 2006 improved our net interest margin immediately. Subsequently, our margin remained stable throughout 2007 as a result of our very aggressive pricing decisions.

Since our balance sheet is liability sensitive, the 100-basis-point decline in prime rate during the fourth quarter of 2007 resulted in a two basis point improvement in our net interest margin to 3.43 percent. We were successful in reducing our cost of funds by 12 basis points during the quarter, while our yield on earning assets only decreased by 10 basis points during the same time period.

Our non-interest income totaled $6.8 million for the fourth quarter 2007 compared to $7.6 million for the same period in 2006. The story here continues to be our increases in data processing fees, which grew by $216,000, or five percent, for the fourth quarter of 2007, compared to fourth quarter 2006.

As mentioned in our press release, the fourth quarter of 2006 contained one-time items totaling a net $1.1 million. Excluding these one-time items, non-interest income was $6.4 million for the quarter of 2006, resulting in an increase of $390,000, or 6.1 percent, for the year-over-year fourth quarter.

Also, Reliance Financial Services, our trust and investment group, which is now consolidated into the State Bank and Trust Company, had a record year. Total assets under management were $387 million at year-end, with trust fees up $43,000, or five percent, for the year-over-year fourth quarter. Deposit fees increased by $68,000, or 13 percent, from the 2006 fourth quarter primarily due to the High Performance Checking program.

Our non-interest expense decreased $1.2 million, or 11.5 percent, for a year-over-year fourth quarter. During 2007, the company eliminated 42 full-time positions, decreasing fourth quarter 2007 compensation, benefits, and other employee-related expenses by $543,000, or 11.6 percent, compared to the fourth quarter of 2006. The remaining reduction over 2006 were lower professional fees of $284,000 from reduced litigation costs and a favorable comparison due to one-time 2006 expenses of $215,000 for FHLB prepayment penalties, and $283,000 for merger-related charges.

We are confident that we have reduced our bank operating expenses by $1.9 million on an annualized basis. We should see these final expense reductions benefiting the bank as we finalize the announced branch closure and realize several other efficiencies in the first two quarters of 2008.

We have invested considerable time identifying and executing efficiencies and balance sheet restructuring - balance sheet restructure activities during the past 24 months. These efforts should further improve profitability in 2008 as our banking model is refined, a more efficient balance sheet is structured, staff is better trained, and operations are more efficient.

I’ll finish my comments with some commentary on the impact of the recently announced 75-basis-point reduction in prime. We expect this to have a negative impact to our margin in the short term, which I will define as 1 to 3 months. On a longer-term basis, 8 to 12 months, we are optimistic that we can maintain our current margin.

There are several different components to managing the net interest margin. One of the major components is $55 million in daily adjustable prime rate loans that are immediately re-priced downward by 75 basis points. To offset this decrease in yield of earning assets, we have reduced our CD rates by 80 basis points.

We also have approximately $65 million in retail Certificates of Deposits that we’ll re-price during the next four months. We also decreased our offering rates on the $62 million in money market accounts by approximately 50 basis points. Additional decreases in prime rate will challenge us to maintain the margin.

At this time, I will turn the discussion back over to Ken to provide closing comments and observations. Ken…

Ken Joyce: Well, thank you, Duane. Our shareholders were informed in a press release on Wednesday that Rurban’s Board of Directors announced an increase in its quarterly dividend, from seven cents to eight cents per share, for shareholders of record as of February 8, 2008.

Strategically, we are benefriting - benefiting from the acquisitions we completed in 2006, giving us access to growth markets in both the banking and data processing business segments. We began 2007 with the intent to allow our acquisitions to mature, perform restructuring as necessary, and improve their contribution to profit. We are seeing the Lima, Toledo, and DCM acquisitions improve the profit contributions on virtually a quarterly basis. We have fine- tuned our banking model to improve the retail and commercial sales process and culture, control expenses, and strengthen our credit culture.

Our data processing and item processing business continues to achieve double-digit growth and has excellent prospects for 2008. We should be able to keep all these improvements on track in 2008, subject to relative stability of economic conditions. Our growth strategy continues to include acquisitions in both the banking and data processing segments, as we search to find the correct fit from a market and profitability perspective.

Val, I’m turning this Webcast back to you to determine if we have any questions from our investment community.

Valda Colbart: Thank you, Ken. It’s now time for the question and answer session.

If you are using a speakerphone, please pick up the handset before pressing any numbers and unmute your phone. If you have a question, we would like you to press star one on your telephone. That’s star one if you have a question, and if for some reason someone asked a question you would like to and you need to withdraw that, please press star two. So again if you have a question, please press star one on your telephone and we will take the questions in the order they are received. We’ll stand by for just a few moments.

Operator: Our first question comes from Ross Haberman of Haberman Fund.

Ross Haberman: How are you, gentlemen? Hello? Can you guys hear me?

Ken Joyce: Yes. Hi, Ross.

Ross Haberman: Yes. How are you?

Ken Joyce: We’re doing fine.

Ross Haberman: Um, could you tell me what the prospects are, um, what your expectations are for, uh, the data processing business for RDSI, what your expectations are for ’08? I think you said you would increase your total number of customers by five, I believe, in last year, do you think you can match that based on your prospects so far? And any - do you expect any change, up or down, in the operating margin of that business this year?

Ken Joyce: OK, Ross, we already have under contract six banks, and those six banks will get converted within the first half of 2008. So we actually see, um, a good number of banks in the pipeline. We see no fall off in that business. Actually, there appears to be a pretty good trend for banks to outsource data processing because it’s getting more complicated. And security is becoming, um, much more of an issue and requires quite a bit of sophistication, so banks are looking to outsource that.

We, all, we’ve had very good revenue growth in the past, both in net income growth, both double digits. We certainly see no reason for that to change for RDSI going forward into 2008.

Ross Haberman: I’m sorry. You’re saying no change in terms of the margins as well?

Ken Joyce: At this point, we don’t see a change in the margins. I mean that’s not, um, at least… I’ll hedge that a bit and say - we don’t see any significant change in the margins.

Ross Haberman: OK, and could you just give us - I think if I read this right, the data processing did about $650,000 in income in the quarter and about two - a little less than two and a half million in the - in the year?

Ken Joyce: That’s correct.

Ross Haberman: What were those - what were the - what were the cash flow numbers?

Ken Joyce: Cash flow for RDSI for the year was in about the $7-million range. That’s EBITDA… That’s EBITDA now.

Ross Haberman: Right and the quarter?

Ken Joyce: I don’t have the numbers....

Ross Haberman: If you have it …

Ken Joyce: … right now. Um, it would be some proportion of that. I mean there was nothing significant, um, that would indicate that’s not going to be a fairly, sort of, relative even number …

Ross Haberman: OK.

Ken Joyce: … for the quarter.

Ross Haberman: OK. Thank you. I’ll let someone else ask questions. Thank you, guys.

Ken Joyce: OK. Thanks, Ross.

Operator: Once again, that’s star one for questions. Our next question comes from John Adams with Robert W. Baird & Associates.

John Adams: Hey, Ken. Hey, Duane. How are you all doing?

Ken Joyce: Good, John. How about yourself?

John Adams: Doing well. Hey, I kind of had to duck off halfway through your conference call and you might cover this at the end. I just came back in.

Ken Joyce: OK.

John Adams: With regard to - I know 2007 was a year where you guys are kind of transitioning and trying to (wring) out some costs within the organization, reducing head count to kind of improve your efficiency ratio.

Ken Joyce: Right.

John Adams: My guess is you’re pretty close to being through that and is your potential for a round two because, I mean, you know, I think everybody knows is the whole key here is trying to right-size this bank and get it to work.

Ken Joyce: Yes.

John Adams: Because I think the RDSI works pretty well.

Ken Joyce: Right.

John Adams: And I mean just your comments on kind of where that goes here in the future.

Ken Joyce: Yes. We - the banking segment of our organization is improving on virtually a quarter-to-quarter basis. And it’s a combination of managing the margins, of the job that they’re doing there in drawing the loans. We see that continuing in the course of 2008. And we also have very good cost control. We’re very sensitive to non-interest income in that segment. And we’ve shown the ability to improve that through the retail program, the High Performance Checking.

So, we’re very encouraged by where that’s going, and we would expect that to get very close to the median number for banks by itself towards 2008. So we’re, again - it’s, it’s slow and steady progress on a quarter-to-quarter basis. We should cross over median by the time we reach about fourth quarter.

John Adams: OK. Great. Thank you.

Ken Joyce: OK. Take care, John.

Operator: Once again, that’s star one for questions.

Ken Joyce: OK. Well, we see no further questions, so let’s go ahead and wrap up the call.

Valda Colbart: OK. We’d like to thank everyone for participating today. If you have any other questions and like to give us a call, we’ll be able to answer anything outside this conference call. We do thank you for calling and joining us today. Good bye.

Operator: All parties may now disconnect.

END